EXHIBIT 99.1

Contacts:	Clarkston Financial Corporation, Grant Smith, COO & CFO — 248-922-6945. Marcotte Financial Relations, Mike Marcotte – 248 656-3873

Clarkston Financial Corporation

Completes Common Stock Rights Offering	For Immediate Release

CLARKSTON, Mich., July 26, 2005 — Clarkston Financial Corporation (OTC Bulletin Board: CKSB), the holding company for Clarkston State Bank, announced today the completion of its previously-announced rights offering which expired July 22, 2005. The rights offering allowed each holder of Clarkston common stock as of the June 6, 2005 record date to purchase additional shares of Clarkston common stock. A total of 165,776 shares were purchased in the rights offering (63.2% of the 262,192 shares offered). Of the 165,776 shares purchased, 127,183 shares were basic subscriptions and 38,593 shares were over-subscriptions.

Shares subscribed for in the rights offering are expected to be delivered beginning on or about July 28, 2005. Clarkston Financial Corporation received approximately $2,983,968 in gross proceeds in connection with the rights offering, which it intends to use to purchase a majority interest in Huron Valley State Bank, a Michigan banking corporation that intends to commence business following capitalization and receipt of final regulatory approvals.

Safe Harbor.  This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. The opening of Huron Valley State Bank (a Michigan banking corporation to be formed) is subject to prior regulatory approval by the FDIC and by the Michigan Office of Financial and Insurance Services. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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